Exhibit 99.1

For more information contact:
Stan Szczygiel
Chief Financial Officer
Prescient Applied Intelligence, Inc.
610-719-1600 X 360
sszczygiel@prescient.com

Prescient Applied Intelligence, Inc., formerly known as The viaLink Company, (OTCBB: PPID), a leading provider of supply chain and advanced commerce solutions for retailers and suppliers, today reported results for the first quarter ended March 31, 2005.

Results for the consolidated statements of operations for 2004 contain only the results of the former viaLink Company prior to the merger with Prescient Systems, Inc., which was effective December 31, 2004.

Total revenue in the first quarter was $2,291,000, which represents a 91% increase over the first quarter of 2004 and a 71% increase over the fourth quarter of 2004. Included in the revenue reported on March 31, 2005 is $905,000 in revenues from the merged entity of Prescient Systems, Inc. (supply chain). This first quarter supply chain revenue accounts for 75% and 67% of the total company revenue growth as compared to the first quarter and fourth quarter of 2004 respectively.

Subscription revenue in the first quarter was $1,324,000, representing a 14% increase over the first quarter of 2004 and a 3% increase over the fourth quarter of 2004. Implementation fee revenue was $62,000 for the first quarter of 2005, which represents an increase of 61% over the first quarter of 2004 and a 6% increase over the fourth quarter of 2004.

New revenues from the merger with Prescient Systems, Inc., recorded for the first time in the first quarter of 2005, include license revenues of $84,000, maintenance revenues of $369,000 and services revenues of $452,000.

Total operating expenses in the first quarter of 2005 were $2.9 million, including $0.1 million of depreciation and amortization. Operating expenses increased $983,000 or 50% from the first quarter of 2004 and $210,000 or 8% from the fourth quarter of 2004. These additional expenses were incurred to support the newly acquired activities due to the merger with Prescient Systems, Inc. The company reported a net loss of $0.7 million, or $0.02 per share. This compares to a net loss of over $2.0 million for the first quarter of 2004 and $2.9 million for the fourth quarter of 2004. Cash used in operating activities was less than $0.8 million during the first quarter of 2005 as compared to $0.9 million used in the prior year first quarter and $1.4 million in the fourth quarter of 2004.

Jane Hoffer, CEO and president of Prescient, along with chief financial officer, Stan Szczygiel, will host an investor conference call today at 4:30 p.m. Eastern Standard Time, to review the company’s first quarter results. You may listen to the live broadcast by dialing (800) 310-1961. For those who are not able to listen to the live broadcast, the conference call will be archived and accessible through www.prescient.com.

Prescient provides a continuum of solutions for retailers and suppliers that translate consumer insight into better execution at the store shelf by capturing scan-sales data, improving forecast accuracy, and increasing supply chain efficiencies. Household brand names like Ahold, AutoZone, Coors, Domino’s Pizza, Rite Aid, Sara Lee and Schwan’s rely on Prescient. For more information, go to www.prescient.com.

Forward-looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to Prescient Applied Intelligence, Inc. are intended to identify such forward-looking statements. Prescient may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Prescient’s report on Form 10-KSB filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

# # #

PRESCIENT APPLIED INTELLIGENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2005 and December 31, 2004

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$475,412	$1,476,975
Accounts receivable — trade, net of allowance for doubtful accounts of $199,000 in 2004 and $73,000 in 2005	1,408,116	1,604,573
Prepaid and other current assets	185,527	232,703

Total current assets	2,069,054	3,314,251
Furniture, equipment and leasehold improvements, net	209,393	198,578
Intangible assets, net	2,179,115	2,243,750
Goodwill	17,665,959	17,495,727
Other assets	67,219	83,456

Total Assets	$22,190,740	$23,335,762

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$601,115	$730,688
Accrued liabilities	951,061	1,154,516
Deferred revenues	878,546	1,038,350

Total current liabilities	2,430,722	2,923,554

Commitments and contingencies

Stockholders’ equity
Series E Preferred stock, $.001 par value; 1,700 shares authorized; 1657 shares issued and outstanding at December 31, 2004 and March 31, 2005, respectively (liquidating value $16,567,770)	16,567,747	16,567,747
Series F Preferred stock, $.001 par value; 395 shares authorized; 352 shares issued and outstanding at December 31, 2004 and March 31, 2005, respectively (liquidating value $3,524,390)	3,524,400	3,524,400
Common stock, $.001 par value; 400,000,000 shares authorized; 26,686,801 shares issued and outstanding at December 31, 2004 and March 31, 2005, respectively	26,687	26,687
Additional paid-in-capital	102,993,888	102,993,888
Accumulated deficit	(103,351,585)	(102,700,514)
Cumulative translation adjustment	(1,119)	—

Total stockholder’s equity	19,760,018	20,412,208

Total liabilities and stockholders’ equity	$22,190,740	$23,335,762

PRESCIENT APPLIED INTELLIGENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
For the Three Months Ended March 31, 2005 and 2004

	Three months ended March 31,
	2005	2004
Revenue:
Subscription services	$1,323,506	$1,162,881
Implementation fees	62,474	38,883
Licenses	84,033	—
Maintenance	369,096	—
Professional services	452,089	—

Total revenue	2,291,198	1,201,764

Operating expenses:
Customer operations and support	1,092,129	859,254
Development	415,374	407,480
Selling and marketing	569,804	202,416
General and administrative	746,846	310,119
Non-cash stock compensation	—	81,250
Depreciation and amortization	119,505	100,608

Total operating expenses	2,943,658	1,961,127

Loss from operations	(652,460)	(759,363)
Interest expense	—	(1,278,572)
Interest income	1,389	—

Net loss	(651,071)	(2,037,935)
Dividends on preferred stock	—	(302,570)

Net loss applicable to common stock	$(651,071)	$(2,340,505)

Net loss applicable to common stock per common share -
Basic and diluted	$(0.02)	$(0.26)

Weighted average common shares outstanding	26,686,801	9,131,231

Comprehensive (loss) income:
Net loss	$(651,071)	$(2,037,935)
Foreign currency translation adjustment	(1,119)	—

Comprehensive (loss)	$(652,190)	$(2,037,935)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prescient Applied Intelligence, Inc.
Date: May 13, 2005	By:	/s/ Stan Szczygiel
Stan Szczygiel
Vice President and Chief Financial Officer